Consent of Independent Registered Public Accounting Firm

The Board of Directors
Palatin Technologies, Inc.,

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33569, 333-56605, 333-64951, 333-72873, 333-84421, 333-52024, 333-54918, 333-74990, 333-100469, 333-101764, 333-104370, 333-112908, 333-128585, 333-132369, 333-140648, and 333-146392) and registration statements on Form S-8 (Nos. 333-57079, 333-83876, 333-128854, and 333-149093) of Palatin Technologies, Inc. of our report dated September 28, 2009, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended June 30, 2009, which report appears in the June 30, 2009 annual report on Form 10-K of Palatin Technologies, Inc.

/s/  KPMG LLP

Philadelphia, Pennsylvania
September 28, 2009